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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                              Commission File Number:  001-08158

                           VARCO INTERNATIONAL, INC.
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            (Exact name of registrant as specified in its charter)

      743 North Eckhoff Street, Orange, California 92868; (714) 978-1900
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, no par value per share
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)     [_]
Rule 12g-4(a)(1)(ii)    [_]         Rule 12h-3(b)(2)(i)      [_]
Rule 12g-4(a)(2)(i)     [_]         Rule 12h-3(b)(2)(ii)     [_]
Rule 12g-4(a)(2)(ii)    [_]         Rule 15d-6               [_]
Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date: zero (0)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Varco International, Inc., a Delaware corporation (formerly known as Tuboscope Inc., the successor by merger to Varco International, Inc., a California corporation), has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 30, 2000               By: /s/ JOSEPH C. WINKLER
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                                      Joseph C. Winkler
                                      Executive Vice President and
                                      Chief Financial Officer